Exhibit 10.13

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT is made effective as of             (“Agreement”), between NEWPAGE Group Inc., a Delaware corporation (“Company”), and                      (“Director”).

WHEREAS, it is essential to the Company to retain and attract as directors the most capable persons available to serve on the board of directors of the Company (the “Board”); and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company’s needs related to its Board; and

WHEREAS, the Company’s subsidiary, NewPage Holding Corporation, and Director have previously entered into an Independent Director Agreement dated                                               (the “Prior Agreement”);

NOW, THEREFORE, the parties agree as follows:

1. Service as Director. Director will serve as a director of the Company and perform all duties as a director of the Company, including without limitation (1) attending meetings of the Board, (2) serving on one or more committees of the Board (each a “Committee”) and attending meetings of each Committee of which Director is a member, and (3) using reasonable efforts to promote the business of the Company. The Company currently intends to hold one in-person regular meeting of the Board and each Committee each quarter, together with additional meetings of the Board and Committees as may be required by the business and affairs of the Company.

2. Compensation and Expenses.

(a) Retainer. The Company will pay to Director an annual retainer (the “Retainer”) comprised of (1) $50,000 for serving on the Board, plus (2) $10,000 for serving on each Committee of which Director is a member, plus (3) $20,000 for serving as chairman of any Committee of which Director is a member. The Board reserves the right to increase the Retainer from time to time, but may not reduce the Retainer below the amounts stated above. If Director’s service on the Board or any Committee does not begin or end at the beginning of a calendar year, the Retainer for that year will be prorated on a per diem basis as appropriate to reflect the portion of the year during which services were rendered.

(b) Meeting Fees. The Company will pay to Director a fee of $1,250 for each formal Board and Committee meeting in which Director participates, either in person or by teleconference (“Meeting Fees”).

(c) Expenses. The Company will reimburse Director for all reasonable, out-of-pocket expenses incurred in connection with the performance of Director’s duties under this Agreement (“Expenses”).

(d) Other Benefits. The Board may from time to time authorize additional compensation and benefits for Director, including stock options or restricted stock.

(e) Payments. The Company will pay the Retainer in two installments following the close of the second and fourth quarters of each year. The Company will pay the Meeting Fees earned during the first and second quarters of each year at the end of the second quarter, and Meeting Fees earned during the third and fourth quarters of each year at the end of the fourth quarter. The Company will pay for Expenses as incurred upon submission of receipts and a request for payment. The Company may withhold from any payment any amount of withholding required by law.

3. Termination of Prior Agreement. The Prior Agreement is hereby terminated and of no further force or effect.

4. Amendments and Waiver. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

5. Binding Effect. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

6. Severability. The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

7. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown above.

NEWPAGE Group Inc.	DIRECTOR:

By:
Name:	Name:
Title:

Date:	Date:
Signed:	Signed:

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